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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of Burlington Northern Santa Fe Corporation on Form S-8 (File Nos. 33-62823, 33-62825, 33-62827, 33-62829, 33-62831, 33-62833, 33-62835, 33-62837, 33-62839, 33-
62841, 33-62943, 33-63247, 33-63249, 33-63253, 33-63255, 333-03275, 333-03277,
333-19241), and Form S-3 (File Nos. 333-25627, 333-32879) of our report dated
February 15, 1996, except as to the information presented in Note 8 for which the date is February 6, 1998, on our audit of the consolidated financial statements of Burlington Northern Santa Fe Corporation for the year ended December 31, 1995, which report is included in this Current Report on Form 8-K.

/s/ COOPERS & LYBRAND L.L.P.

COOPERS & LYBRAND L.L.P.


Fort Worth, Texas
March 16, 1998